FORM OF

SUN BANCORP, INC.

Salary Continuation Plan
for
Bernard A. Brown

ARTICLE I  -   Purpose: Effective Date

1.1.
Purpose. The purpose of this Salary Continuation Plan for Bernard A. Brown (hereinafter, the "Plan”) is to permit the Company to provide the Participant with an additional benefit payable upon his retirement from service with the Company in recognition of his past and future service to the Company. The Company has determined that in planning for the succession of a new Chairman of the Board for the Company upon the future retirement of Mr. Bernard A. Brown as the Chairman, it will be in the best interest of the Company and its stockholders that Mr. Brown be appointed as Chairman Emeritus to serve as a consultant to the incoming Chairman and as a consultant to the Board generally.  The Committee wishes to compensate Mr. Brown for offering to advise such incoming Chairman and the Board generally, as well as to reward Mr. Brown for his many years of service to the Company, by means of establishing a salary continuation plan upon the retirement of Mr. Brown as Chairman of the Company.

1.2.	This Plan shall be effective as of September 24, 2010.

ARTICLE II  -   Definitions

For the purposes of this Plan, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

Beneficiary. means the person, persons or entity as designated by the Participant, entitled under Article IV to receive any Plan benefits that may be payable after the Participant's death.  Such Beneficiary shall be the person or persons designated by the Participant to receive any benefits payable under the Plan in the event of such Participant=s death.  A Participant=s last will and testament or any codicil thereto shall not constitute written designation of a Beneficiary.  In the absence of such written designation, the Beneficiary shall be the Participant=s surviving spouse, if any, or if none, the Participant=s estate.

Board. "Board" means the Board of Directors of the Company.

Change in Control of the Company shall mean (1) a change in ownership of the Company under paragraph (i) below, or (2) a change in effective control of the Company under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company under paragraph (iii) below.

(i)
Change in the ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)
Change in the effective control of the Company.  A change in the effective control of the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company is another corporation.

(iii)
Change in the ownership of a substantial portion of the Company’s assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(g)(5)(v)(b)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(iv)
For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(g), except to the extent that such regulations are superseded by subsequent guidance.

  “Code” means the Internal Revenue Code of 1986, as amended.

  "Committee" means the Compensation Committee of the Board of Directors of the Company.

Company.  "Company" means Sun Bancorp, Inc., a State of New Jersey corporation with its main office in Vineland, New Jersey,  or any successor thereto.

  “Disability” means (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Committee shall determine the existence of Disability, in its sole discretion, and may rely on advice from a medical examiner satisfactory to the Committee in making the determination.

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

  "Participant" means Bernard A. Brown, Chairman of the Board of the Company.  Such individual shall remain a Participant in this Plan until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

Plan. “Plan” means the Salary Continuation Plan for Bernard A. Brown.

Retirement Date.  "Retirement Date" means the date on which Participant terminates employment with Company on or after completion of not less than twenty years of service as an employee with the Company.

Salary Continuation  Benefit.  "Salary Continuation Benefit" means the benefit payable under this Plan which shall be equal to the Participant’s monthly base salary in effect on the Retirement Date.

   “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise.  For purposes of this Plan, an employee is a key employee if the employee is (i) an officer of the Company having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of Company, or (iii) a 1-percent owner of the Company having an annual compensation from the Company greater than $150,000 at any time during the twelve (12) month period ending on December 31 (the “identification period”).  If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Plan during the twelve (12) month period that begins on the first day of April following the close of the identification period.

Termination of Employment. “Termination of Employment” shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

ARTICLE III  -  Salary Continuation  Benefits

3.1.
Retirement Benefit Eligibility.  If the Participant has a Termination of Employment event on or after the Retirement Date, or the Participant suffers a Disability or death after meeting the requirements for such termination on or after the Retirement Date while still an employee of the Company, then Company shall commence payment to the Participant of the Salary Continuation Benefit.  Payments shall commence within forty-five days after the date of such Termination of Employment, Disability or death.

3.2.
  The Salary Continuation Benefit shall be paid as a monthly benefit payable for a period of thirty-six months certain.  In the event of the death of the Participant prior to the complete payment of benefits under this Plan, Company shall pay to the Participant’s Beneficiary, the remaining unpaid amounts at the same time and in the same manner as if the Participant had survived.

3.3.
  Company shall withhold from payments hereunder any taxes required to be withheld from such payments under local, state or federal law.  A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405 (a) (2) of the Code, or any successor provision thereto.

3.4.
Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, or incompetent person.  The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution.  Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

3.5.
  Any currently held stock options or stock awards previously awarded to the Participant as of the date of such Participant’s Termination of Employment, Disability or death shall continue to be earned without regard to continued service as an employee or director of the Company, and such previously awarded options shall remain exercisable for their remaining term without regard to any prior termination of service as an employee or director of the Company.

ARTICLE IV  -   Beneficiary Designation

4.1.
Beneficiary Designation.  Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of benefits due.  Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant's lifetime.

4.2.	Any Beneficiary designation may be changed by Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

4.3.
No Beneficiary Designation. If Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant's surviving spouse;
b)
The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

c)	The Participant's estate.

4.4.	Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE V  -   Administration

5.1.
Committee; Duties. This Plan shall be administered by the Committee, which shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.  A majority vote of the Committee members voting, a quorum being present, shall make decisions on administration of the Plan.

5.2.
Agents.  The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3.
Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

5.4.
  The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.

5.5.
Election of Committee After Change in Control.   After a Change in Control, vacancies on the Committee shall be filled by a majority vote of the remaining Committee members and Committee members may be removed only by such a vote.  If no Committee members remain, a new Committee shall be selected and appointed by the Participant in the Plan immediately preceding such Change in Control.  No amendment shall be made to Article V, or other Plan provisions regarding Committee authority with respect to the Plan, without prior approval by the Committee.

ARTICLE VI.  -   Claims And Review Procedures

6.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under this Plan that he believes should be distributed shall make a claim for such benefits as follows:

6.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Committee a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

6.1.2
Timing of Committee Response.  The Committee shall respond to such claimant within ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

6.1.3
Notice of Decision.  If the Committee denies part or the entire claim, the Committee shall notify the claimant in writing of such denial.  The Committee shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Committee denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Committee of the denial as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Committee’s notice of denial, must file with the Committee a written request for review.

6.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Committee shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3
Considerations on Review.  In considering the review, the Committee shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Committee Response.  The Committee shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

6.2.5
Notice of Decision.  The Committee shall notify the claimant in writing of its decision on review.  The Committee shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE VII  -   Termination, Suspension or Amendment

7.1.
Termination, Suspension or Amendment of Plan.  The Board may, in its sole discretion, terminate or suspend the Plan at any time, in whole or in part.  The Board may amend the Plan at any time.  Any amendment may provide different benefits or amounts of benefits from those herein set forth.  However, no such termination, suspension or amendment shall adversely affect the benefits of the Participant which have accrued prior to such action, or the benefits of any Beneficiary of the Participant who has previously died without the written consent of the Participant or Beneficiary.

7.2.
Upon a termination of the Plan, the Participant may receive a lump sum payment immediately paid to the Participant (without regard to any actual Termination of Employment) or designated Beneficiary, provided, however, any such distributions to be made in accordance with this Article 7 shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Company’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated arrangements within twelve (12) months of the termination of the arrangements; (2) Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that (1) the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company or the Bank,  (2) all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination.

ARTICLE VIII  -   Miscellaneous

8.1.
Unfunded Plan.  This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of the ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.  Accordingly, the Board may terminate the Plan and make no further benefit payments, or remove the Participant if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

8.2.	Company Obligation. The obligation to make benefit payments to Participant under the Plan shall be an obligation solely of the Company, and any successors thereto.

8.3.
Unsecured General Creditor.   Participant and Beneficiary shall be unsecured general creditors, with no secured or preferential right to any assets of Company or any other party for payment of benefits under this Plan.  Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets.  Company's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

8.4.
Trust Fund.  Company shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.  Although such a trust shall be irrevocable, its assets shall be held for payment of all Company's general creditors in the event of insolvency.  To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay those benefits directly to the Participant or Beneficiary.  If not paid from the trust, such benefits shall remain the obligation of Company.

8.5.
Nonassignability.  Neither Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant or any other person, nor be transferable by operation of law in the event of Participant's or any other person's bankruptcy or insolvency.

8.6.
Not a Contract of Employment.  This Plan shall not constitute a contract of employment between Company and the Participant.  Nothing in this Plan shall give Participant the right to be retained in the service of Company or to interfere with the right of Company to discipline or discharge Participant at any time.

8.7.
Protective Provisions.  Participant shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and by taking such other action as may be requested by Company.

8.8.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey, except as may be preempted by federal law.

8.9.
Validity.  If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

8.10.
Notice.  Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Committee shall be directed to the Company's address.  Mailed notice to Participant or Beneficiary shall be directed to the individual's last known address in Company's records.

8.11.
Successors.  The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

ARTICLE 9  -   SECTION 409A COMPLIANCE

9.1
Notwithstanding anything herein to the contrary, the Company shall make reasonable efforts to administer the Plan and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Code and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, the Company shall not have any responsibility to a Participant or Beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made under the Plan, whether such tax liabilities are applicable to compliance with Section 409A of the Code or otherwise.

9.2
If any provision of the Plan shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

9.3
Delay of Payment Commencement to Specified Employee.  Notwithstanding any provision in the Plan to the contrary, if the Participant is a Specified Employee, such Participant's benefit payments shall become first payable to him as of the first day of the seventh month next following his Termination of Employment, if and only if such payments, if made earlier, would result in the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided that such payment delay shall not be required in the event of the death of the Participant.  Therefore, in the event this Section 9.3 is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Termination of Employment shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Employment along with any payments applicable to such seventh month.  All subsequent distributions shall be paid in the manner specified.  Notwithstanding anything herein to the contrary, this Section 9.3 shall only be effective if the stock of the Company or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

9.4
Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any amount as taxable income to the Participant as a result of the failure of this non-qualified deferred compensation agreement to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Salary Continuation Benefit, a distribution shall be made to the Participant as soon as is administratively practicable following the discovery of the plan failure in an amount sufficient for the Participant to pay such tax liability.

9.5	Subsequent Changes to Time and Form of Payment.

The Company may permit a subsequent change to the time and form of benefit distributions.  Any such change must be submitted in writing by the Participant to the Company and shall be considered made only when it becomes irrevocable under the terms of the Plan. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Committee, subject to the following rules:

(1)           the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)           the payment (except in the case of death or Disability), upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)           in the case of a payment made at a specified time, the election to make a change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

    IN WITNESS WHEREOF, the parties hereto intending to be legally bound to hereby agree to the terms and conditions set forth herein on the first day set forth hereinabove.

Sun Bancorp, Inc. (“Company”)

By:
Attest		Thomas X. Geisel
	Its:	President and CEO

Witness		Bernard A. Brown, Participant